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                                                                  Exhibit 8


                              PEXCO HOLDINGS, INC.
                              7130 S. Lewis Avenue
                                    Suite 850
                              Tulsa, Oklahoma 74136
                               Tel. (918) 493-7730
                               Fax. (918) 493-7796


                                        February 28, 1995



     Mr. William Ziegler, III
     Hay Island
     Darien, Connecticut  06820

     Mrs. Helen Z. Steinkraus
     Great Island
     P.O. Box 3038
     Noroton, Connecticut  06820

     GIH Corp.
     250 Harbor Drive
     Stamford, Connecticut  06902

     United States Trust Company of New York
     114 West 47th Street
     New York, New York  10036

     Union Trust Company
     300 Main Street
     Stamford, Connecticut  06902

                      Re:  American Maize-Products Company

     Ladies and Gentlemen:

          Pursuant to my letter to you on February 23, 1995, A.M.
     Acquisition Corp., an indirect wholly owned subsidiary of Usaha Tegas Sdn. Bhd., made a firm proposal to you, as the controlling shareholders of American Maize-Products Company (the "Company"), to purchase all of your shares of the Company's Class





























     NYFS02...:\09\67609\0019\2579\LTR3295X.430
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     Mr. William Ziegler, III
     Mrs. Helen Z. Steinkraus
     February 28, 1995
     Page 2

     B Common Stock for $44 per share in cash. As previously indicated, if our offer to you is accepted, we will propose to the Company a cash merger transaction pursuant to which all of the outstanding shares of common stock (other than your Class B shares) would be converted into the right to receive a cash amount equal to $40.25 per share.

          The offer made pursuant to my February 23rd letter is scheduled to expire on the close of business on Wednesday, March 1, 1995. Representatives of Mrs. Steinkraus have requested us to extend our offer so that GIH Corp. and other parties have the opportunity to give it due consideration. Accordingly, we are hereby agreeing to keep our offer open until the close of business on Friday, March 10, 1995. As indicated in my February 23rd letter, our offer may be accepted prior to such time by all parties executing the Stock Purchase Agreement in final form.

          I am prepared to meet with you at any time to discuss this proposal. I hope that all offerees avail themselves of the opportunity to meet with us so that we can work together toward a transaction that will benefit the Company and all of its shareholders.

                                        Very truly yours,

                                        /s/ Leonard D. Pickett

                                        LEONARD D. PICKETT
                                        President

     LDP/ph
     Enclosure